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PROVINCE HEALTHCARE COMPANY

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     This filing relates to a planned combination of Province Healthcare Company (“Province Healthcare”) and LifePoint Hospitals, Inc. (“LifePoint Hospitals”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 15, 2004 (the “Merger Agreement”) by and among LifePoint Hospitals, Lakers Holding Corp., Lakers Acquisitions Corp., Pacers Acquisition Corp. and Province Healthcare, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005.

     The following is a transcript of a presentation made by management of LifePoint Hospitals at the Piper Jaffray 17th Annual Health Care Conference in New York, New York on January 25, 2005. The presentation will be made available by LifePoint Hospitals on its website at www.lifepointhospitals.com.

******

     In connection with the proposed transaction, LifePoint Hospitals and Province Healthcare have filed with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus, as part of a Registration Statement on Form S-4, as amended, and other relevant materials. The definitive joint proxy statement/prospectus will be mailed to the stockholders of LifePoint Hospitals and Province Healthcare as promptly as possible. Investors and security holders are advised to read the joint proxy statement/prospectus and other relevant materials as they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus and other relevant materials filed by LifePoint Hospitals or Province Healthcare with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC as they become available.

     This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the effects of the merger, reflect LifePoint Hospitals, Inc.’s and Province Healthcare Company’s current expectations and beliefs, are not guarantees of performance of LifePoint Hospitals or the newly formed combined entity and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to obtain the required stockholder or regulatory approvals; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (6) the combined company may be subject to future regulatory or legislative actions. For a further discussion of these and other risks, uncertainties, assumptions and other factors, see the joint proxy statement/prospectus and LifePoint Hospitals’ and Province Healthcare’s filings with the Securities and

     Exchange Commission. LifePoint Hospitals and Province Healthcare undertake no duty to update forward-looking statements.

LifePoint Hospitals, Inc. at Piper Jaffray Health Care Conference

January 25, 2005

Corporate Speaker

•	Michael Culotta	LifePoint Hospitals, Inc; CFO

•	Darren Lehrich	Piper Jaffray; Analyst

PRESENTATION

Darren Lehrich: All right, I think we’re going to try to get started here. I want to welcome everybody. My name is Darren Lehrich. I am the healthcare facilities analyst at Piper Jaffray. And I am very pleased to present today LifePoint Hospitals.

With the company is Mike Culotta, Chief Financial Officer. LifePoint is a leading rural hospital chain. It has been a company with very strong performance, a great track record, a unique culture and obviously with the transaction announced last year with Province, I think, an exciting 2005.

So with that I’m going to introduce to you Mike. I have to mention that we have important disclosures at the desk and in the back of the room. And also mention that we have – we’re going to be doing a 10 minute presentation format and 20 minutes of Q&A. So I invite you all to participate in Q&A here and then in the break out session after the presentation. So, thank you Mike.

Michael Culotta: Darren, thank you very much. And would like to thank all of those at your company, at Piper, for having us here. We’re very pleased to be here today and presenting.

So with that what we’d like to do sort of a little bit is give you a little bit of the legal forward-looking statements. I’m not going to spend a whole lot of time on the slide presentation that you have in front of you. What I’m really going to do is give you a little bit more updated information. Where we are, where we are in the filings, where we are with the Province transaction.

So just to give you a little background, where we are presently is we did file, as you all well know, couple of weeks ago Amendment number one on the proxy statement or the S4 registration statement. Last Tuesday we did receive a second round of comment from the SEC.

It was roughly about 15 questions that the SEC asked. The two biggest questions that were on there was because of the tax free exchange relating to the stock for stock component of the price that we’re paying, which is the $22.75. Half of that is in stock. Half of that is in cash.

The stock component would be a tax free exchange. The SEC has requested copies or the most recent draft of the tax opinions from both sets of attorneys, Alston and Bird and from Dewey Ballantine along with the information that they would need from us and Province in terms of the rep letters relating to that. So that’s one of the larger items that’s on there.

The other item is that there were – they wanted a little bit more background in the transaction itself. What was taking place with Province’s board? What did Province’s board — reasons for deciding to sell the company, et cetera.

So with that, that is some of the items that are on there. We should be filing that. We saw the tax opinions letters or drafts of that late yesterday afternoon. I spent all day in Dewey’s office yesterday. We did see copies of the opinions from both law firms yesterday afternoon late. So we should be filing. If we haven’t filed today, probably either later today or sometime tomorrow.

So that gives you a little bit of information there. All the comments relating to the S4 have all been legal. Just to let you know, back in October when we originally filed, the SEC did say to LifePoint, because we had not been reviewed for three years, that they would be reviewing all of our documents incorporated by reference. Which would be our K and our Q’s. Any of our press releases.

We did get four comments. One, they asked about related to Medicaid pending or something, which was a very immaterial amount for us. It’s about $2.5 million. The other two comments, two other comments, were please consider in the future. Which we will and have done something there. And then the other item was relating to when we make an acquisition we allocate it to the unallocated purchase price.

We estimate depreciation expense. And once we get the valuations we then reallocate it. They would like to see it allocated a little bit earlier, knowing that there will be changes between the property and equipment and intangibles and goodwill. That’s all they asked for. So nothing of substance, whatsoever, from the accounting, finance side.

Now let’s talk a little bit about the financing. In the most recent S4, what you will see so that people can get a little bit information, we did give you the 12/31 for the full year ’03 pro-forma’s. We also did 9/30 ’03 pro-forma’s. And we also did the 9/30 ’04. The reason is there’s a lot of questions being asked. What are the trailing 12 months or last four quarters? So what you can do, we cannot technically give that under the SEC rules, but we can put enough information out there where you can calculate that by the information we gave.

Relating to the financing, where we are with the financing. We are – in the most recent document you’ll see that will not change. We are at approximately a billion fifty. And when I say not changed, it will probably change for reductions in that there’s been more debt paid down as this transaction goes a little bit farther along here.

And as there’s a little bit more time Province will have paid down a little bit more debt. We will have a little bit more cash on our balance sheet. So the total amount that we would have to borrow is probably going to go down a little bit, but not materially different. So what we have in there right now is a billion fifty term B. Meeting, again, with Dewey and Citi yesterday they do believe we could probably get L175 on the term B. We do have a high yield in there, but it’s a floating high yield and what their range is between that is L225 and L250.

We would like to keep that floating. Other questions are, what are we going to do with the high yield that Province has? We will attempt to tender for that. We will also attempt to tender for the 4.25 convert if we can. So we’ll be starting that process very soon. Once we get this filed and go effective, the attorneys would like to have 20 to 30 work days for it to be in the hands of the investors. So, again, 20 to 30 work days, 2/28 is probably not going to be the exact date of closing.

You’re probably looking more towards now mid-March to late March. No later than early April. And, again, as we clear the comments. We’re hoping that this will be the last round from the SEC. Once we clear those we can then go. They’ll say go effective and we’ll go from there.

Another note, which you probably already know about, is on February 9th we will be releasing our earnings that night at the close of business. About 3:05 Central is normally when we do it. We are on Central time. So we try to do it right around the close of the market.

And the next morning at 9:00 we’ll have our conference call. And, again, that’s February 9th and 10th respectively. The Province transaction is going along very, very well. Everyone at Province is extremely helpful. We continue – remember we are legally bound that we can’t operate the company, but we’re more and more actively involved.

Ken Donahey, our Chairman President and CEO and Bill Gracey, our COO have been to all but three of the hospitals and they’ll probably finish those up in the next couple of days. And we’re seeing a lot of positive things out there. So there’s going to be more and more opportunities that are out there on this transaction. We’re extremely excited about it.

Another question that comes up, does this mean you’re going to slow down with acquisitions? Not at all, not at all at all. We are seeing a lot of opportunities out there for more and more acquisitions. So that’s not going to slow us down. When you take a look at the number, the leverage right now from the last time I saw it total leverage was probably around 3.5 to 3.6 and senior was around 2.5 to 2.55. So, again, not highly levered at this point in time.

Another reminder, very quickly, is there is a range. Don’t forget. In terms of the collar. There is a low of $33 to a high of $39. If I’m not mistaken that takes it to, I think, a range of between 17.2 million shares at the lower end of the collar. I think it’s up to 15.4, 15.5 at the upper end of the collars. So the number of shares to issue squeezes from that perspective.

So the last time we ran it, it was roughly around $35.50, was on the trailing 20 days. NASDAQ is running that for us every week and every day. And, again, that calculation will be based on the 20 days weighted on the shares traded. The price on the 20 days previous to three days before the close of the transaction. Let me get that right. It’s technically 23 days – trading days, before the close of the transaction, but it stops three days before that. And it is weighted by shares. It’s not like based on that not the closing price on that date. So it is weighted from that regards.

There is one slide that I really wanted to go over with you all very quickly because this is – couple of them very, very quickly then open this up, Darren, for Q&A. It is, again, looking at the margin differentials between the company. We continue to see opportunities, as Bill and Ken are going out to the hospitals and I wanted to go through that very quickly with you on one of the slides here.

So when you take a look at this very bottom one. Employee equivalence per occupied bed, 3.56 for us versus 3.8 for them. Man hours per adjusted admission, 85 for us, 91 for them. So there continues to be as we look at the hospitals, as we look at the facilities, as we look at the operations, we continue to see upside potential. Those are not in the pro forma’s. What is in the pro forma’s are the synergies that you see. Those are roughly – those are pretty solid synergies.

I just want to let you know that. Those synergies are based on the actual number of people, by person, by name, by salary of who we’re bringing over from corporate and also other things. For example, what we know for sure that we would get from Health Trust Purchase Group, because we are an equity owner. That is about another $1.4 million. So the synergies that are in there are pretty solid, pretty calculated. You can’t very well put them into an SEC document.

If the SEC scrutinizes those without a lot of support and proof on that. So we do have that in there. So all I can say, we’re very, very positive. We’re, the slow down is not that tremendous of a problem. It’s just, trying to get this through the SEC and all, but we believe probably we will probably clear these. We’ll get it through. We’ll get the proxies out and we’ll be able to close this later first quarter. No later than the first of April.

So, again, we’re very positive. The banks are very positive. The market seems to be in our favor and we’re just very, very pleased with everything that’s taking place right now. So, Darren, with that I wanted to break it down in Q&A if that makes sense for a lot of people.

QUESTION AND ANSWER SESSION

Darren Lehrich: I’ll open it up and certainly welcome everybody to participate. You know as you’ve gotten closer to the Province asset and inner operations, what’s been the biggest surprise, maybe, just positive and negative (inaudible) in the productivity measures that you go through focusing in on. Can you just talk a little bit about the biggest surprise that you’ve seen or (inaudible).

Michael Culotta: Yes. I think one is, Las Cruces was our biggest surprise. We really went into this, because we did not propose on the Las Cruces acquisition. And that really – as we went into the due diligence this summer and really looked at it that is one that has a tremendous upside potential. We were concerned with the new hospital that was there.

But that hospital continues to do very, very well and is doing very strongly. So we are – the upside potential that we saw in that acquisition was tremendous. We’re also seeing that the Greenfield coastal Carolinas is also doing better than they had originally forecasted also. Because remember as we were looking at the numbers on three of the locations, Fort Mohave, Coastal Carolinas and Las Cruces, we really had to look at the projections and see how comfortable we could get with those.

And we’re very, very pleased that those are ahead of the projections that even Province themselves had done internally. So that’s been very, very positive. As we’ve hit the locations, it has – we’ve gotten some great feedback from the physicians, from the employees and the communities.

When Ken and Bill go in there, they are meeting with the medical staffs. They are meeting with the department heads of the hospitals, the leadership of the hospitals. They are meeting with the boards, the advisory boards, at each one of these hospitals. And they are also meeting with community leaders. And everything has been extremely positive.

So we’re very, very upbeat with it and we’re very upbeat for ’05 and some of the accomplishments that can play. But as we continue to go out to the hospitals we strongly believe there is no reason that the margins can’t do as well as our existing hospitals and better. So that’s the upside that we’re very, very pleased about.

Unidentified Audience Member: There’s been some recent information out there related to the senior management in Province you may have asked to come over. I was wondering if you can comment specifically on how many folks that will be as it relates to the development staff (inaudible).

Michael Culotta: OK. Great question. As far as we are going – we presently, as most of you may know, we have three divisions presently. We are going to have a fourth division. So we are going to bring over one of their divisional presidents. I think that’s what they call them at Province, but for us we call them divisional presidents. A divisional president and a divisional CFO. So we will be bringing over that. We also do not have a senior vice president of HR.

Our former senior vice president of HR is very close to David Vandewater and David recruited him away from us and so he’s now at Ardent. He left before this transaction was even being discussed. So we’re going to be bringing over their senior vice president of HR. That will be another top position. We are also talking right now with their development people.

They have a very, very strong development staff with Tom Anderson, Andy Slusser. So we are talking to them right now. Those are the two – that we’ve gotten everybody signed on board and brought in. Those are the two we’re now talking to and would love very, very much for those to come aboard. And I think Tom would very, very much like to come on board with us.

So we’d love to have Tom. Tom would like to work for a few years and then retire and so, but again, we’d like to work with Tom in any way we can in that capacity. And we’d like to work very much with Andy if we can get Andy over to our company too, because they had a very, very strong development department.

We’re very, very pleased with what we saw there.

Unidentified Audience Member: You had a number of your competitors over the last week talk about that (inaudible) question, but ...

Michael Culotta: Yes.

Unidentified Audience Member: Can you give us a feel for how you see bad debt stabilizing, improving in ’05 and what you’re going to take for your (inaudible).

Michael Culotta: We are seeing improvement in the bad debt environment. We are seeing from the standpoint, you know, whether we say it’s leveled off or stabilized it’s more positive right now than we see negative.

So I think you won’t see any negative surprises at all in the fourth quarter from that. We are seeing that we are, you know, we go back every quarter and look at where we are. We also look at how much we’re collecting. Again, we collect about 8 to 10 cents on true, true self pay. We’re collecting about 50% on the co-pays, deductibles and all that.

We are implementing and have implemented more processes to collect more up front. Again, you have to work within EMTALA, obviously. But as we are working with that so we are seeing some improvement in that area. But nothing negative we are seeing at this point right now. Yes sir?

Unidentified Audience Member: ( Inaudible question — microphone inaccessible).

Michael Culotta: As Bill and Ken are going around they’re really taking a hard look at that. A couple of it is from a couple of the markets. So we’re shoring up physician recruiting in some of those markets. They’ve also done very strong efforts with physician recruiting that will definitely be as it always is, a strong focal point for us over the next year, year and a half. And obviously and to continue that.

As far as the bad debt expense, again, there, you know, it’s stabilized, again, collecting more up front. They’ve done a very, very good job from their collections. Their cash flows are very solid. And again I think the positive side of that you’re going to see it as you continue to see their debt drop before we acquire Province.

So again I think you saw it drop in the third quarter. It will probably easily, from what we understand it, it has dropped again in the fourth quarter. So, again, positive results from the cash flow perspective.

Unidentified Audience Member: You mentioned the Coastal Carolina facility. You had one other development project.

Michael Culotta: Fort Mohave.

Unidentified Audience Member: Yes. (inaudible away from mic) I guess the question is, can you comment on that project and can you also comment on any taxable (inaudible) other facilities across the river. How you see that playing out and, I guess, correlating to that would be how important is it to get their development team over (inaudible).

Michael Culotta: OK. Definitely. Fort Mohave should open summer to no later than early fall. Don’t forget Fort Mohave is sort of across the river. It’s in Arizona, and on the other side is a Province hospital called Needles. And what the plans were from Province, and we’re going to continue that is Needles would turn into a critical access hospital and then the main hospital would be at Fort Mohave.

You’ll see some of the start up costs, you know, that your normally see the first year or the first couple of months in that. Should not be as much as a pure start up because we’ll be transferring some of the services there at Needles over to Fort Mohave. So that’s the positive side. And you’re right, Province has done a very good job in terms of seeing the green field, seeing those opportunities.

So we’re going to continue to do that. We built that into our credit facility in terms of going forward from the same point to give us a lot of opportunity and flexibility there with green fields. And getting Tom – getting Tom and Andy over would be helpful. If we don’t that’s fine. I mean, we still – we have a pretty solid development department ourselves, and it’s just something we as a smaller company really never looked at.

We had one or two opportunities to do that, but we felt like because of our size and we were so young that that was not the time to do it. Now with the larger size, the larger opportunity with the financing it does not scare us away at all. So we are looking for opportunities in those communities, but I know that the last three years we’ve probably had two opportunities to do two other types of green fields.

Unidentified Audience Member: I want to ask about (inaudible). How should we think of TennCare and as you look at the eligibility changes that may come within the next year, year and a half, how do you think that plays out for LifePoint?

Michael Culotta: Just, Darren, from a little bit of the homework we did there is going to be certain people within that category that they’re already, I think, Medicare eligible and on Medicare. So that offsets some of the issues as they come off the Medicaid role.

The other item is, from our understanding, Blue Cross Blue Shield of Tennessee is trying to develop a program for these folks. At this point in time we don’t know how far along they are. But some of these folks can be put on an insurance program. What they’ve done is they’ve opted to go into TennCare because their co-pay/deductible obviously is a whole lot less.

So some of these folks could actually be on insurance within the organization their working at. We’ve looked at it, rough numbers maybe in effect of three to four million dollars in there. Again, you’re talking about, you know, $25 million dollars is the net patient revenues we received from TennCare under NewCo our new organization it would be roughly be about 1.1, 1.2% of net revenues.

But I do want to throw something else on the other side. There was also, we just found this out, there was also a misprint in some of the CMS’ rules lately or roles in terms of geographic reclasses. That effective January 1 there were three or four of our facilities that were actually positively affected, unfortunately that mistake was made and once they’ve corrected it, it’s a positive impact for us. Which more than offsets the TennCare.

So what one side could be a negative side. We had another event that occurred because of some errors made by CMS that’s very positive to us on the other side. And those were certain obstacles near Lexington, Kentucky and Lake Cumberland. So we did see some positive results on those geo reclasses. Yes sir?

Unidentified Audience Member: (inaudible question- microphone inaccessible)

Michael Culotta: Well, yes. Let’s break that down. The whole concept was from cities side with the term day and senior lending. What they really – the whole reason for this – there were two fold things that occurred. One, a number of that financing – I don’t want to say this, falls underneath that seven year term B.

So what Citi and the senior lenders want is for that sub debt not to fall underneath that senior seven year note on the term B. So that created one issue. The other issue with the high yield, the way the covenant worked in the high yields was that it was a dividend restriction, I guess was the best way to describe it.

So if you look at NewCo as a box up here and then you’ve got the Province sub and the LifePoint sub, what was happening is with that high yield sitting over under Province would limit the amount of cash that could flow through to the parent where the parent would be holding the term B.

So that was the two reasons were, one, the term B – I’m sorry. The high yield needs to go because there’s the restriction there. The other one that they’re requesting for us to tender would be the 4.25, because again it falls underneath the term B. And that was the key to that. So the banks, the attorneys, the investment bankers are all working on that right now.

I really don’t have a number, but they’re all working on that at this point. So what the market would bear. Now the interesting part is let’s say the high yields, you get 51% or 50.1% of the high yield. If we got 50.1% of the high yield, technically we have control of that high yield, and we can eliminate that issue right there.

The other side is we were talking to the banks yesterday. If we get all the 4.25, great, if not, they understand it. So what we might have is funds set in escrow from the standpoint to be able to pay that. So, again, they’re hoping that we get that out.

But, again, the key driver – the two key drivers were the dividends on the high yield in terms of the restriction on the dividend distribution up to pay cash out to the senior lenders, and then the other one was everything falls underneath that seven year window. That was the key issues. I think my time’s up.

Unidentified Audience Member: Last one here from me in terms of the acquisitions. (Inaudible) Could we enter in a one or two year period here where you’re running at additional higher leverage, and we don’t end debt reduction in ’05 or ’06. (inaudible). Historically you’ve been a (inaudible).

Michael Culotta: And we’re going to continue to do that. I mean, when we ran the model out to seven to 11 years pretty solid cash flow company. It’s great question. We’re also probably going to look at portfolio management just like we all do for a living is, you know, step back and take a look at some of our assets and say, OK, what do we need to do from that regard.

So, again, we probably be taking a little bit of a look at that also. Similar, I guess as you know, Bartow is up for sale and we should be selling that very soon. So there is an idea there where it just didn’t make sense for us to be in that market.

Thank you all very, very much for being here. And, again, Darren thank you very much.